UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RANGE RESOURCES CORPORATION

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Explanatory Note

Glass Lewis and ISS have issued voting recommendations inconsistent with our Board of Director’s recommendation regarding Say on Pay Item 2 and Shareholder Proposal Item 4. Please read the attached letter. We urge you to vote FOR Item 2 – Say on Pay and AGAINST Item 4 – Shareholder proposal which requests the preparation of a report regarding methane emissions.

May 15, 2013

Dear Shareholders and Portfolio Managers,

I am contacting you as a Portfolio Manager holding Range Resources common stock. It is Proxy season and Range is trying to make sure that our shareholders are aware of a couple of items concerning the Proxy. I know that most of the proxy voting is handled in other departments of your firm, but many times your proxy group will look to you as a Portfolio Manager on voting certain issues. Hopefully, this email will trigger a discussion with you and your back office or feel free to forward to your designated proxy group individual and ask them to contact me directly to discuss any of these matters further.

Item 4 – Shareholder Proposal on Methane Emissions

This is a proposal from Trillium Asset Management asking Range to prepare a study on “measuring and disclosing methane emissions” and also asking for a “methane leakage rate as a percentage of production.” In response to the proposal, Range disclosed that using the protocol prescribed in the EPA Subpart W, Range’s estimated calculation of methane emissions as a percentage of production for 2011 would have been less than 0.25% (less than one quarter of 1%). In addition, Range added to its website a number of items showing various sources of methane emissions and industry leading steps that Range has taken to mitigate any potential methane emissions. (See http://www.rangeresources.com/getdoc/d660a177-6ba1-4e80-b77d-47c314c56d27/Emission-Reduction-and-Elimination.aspx) Unsatisfied with Range’s answers and disclosures, Trillium did not withdraw their proposal.

We believed under ISS’s own published 2013 U.S. Proxy Voting Summary Guidelines since we had answered the specific request and the metric in question was less than 0.25% of production, ISS should have recommended AGAINST the proposal. Through some back tracking in ISS’s communications with Range, it was obvious that ISS’s stated policy was not going to be followed when ISS’s comments obviously showed that ISS did not realize that we had posted all this information on our website. ISS stated in its subsequent Alert that the information did not “materially impact” their recommendation and referenced our website disclosures.

The attached narration will give your proxy voting group all the details as to Item 4. I apologize for the length but wanted to cover all the aspects of the proposal since during proxy season trying to have multiple conversations on a proposal is not practical due to time constraints. We believe that our discussion should be convincing of our opinion as to why the proposal was made and the lack of concern over building shareholder value by the proponent.

Item 2 – Advisory Vote on Executive Compensation

Our advisory vote on Say on Pay for executive compensation was overwhelming supported by shareholders last year at 95% FOR and 72% voting FOR in 2011 even with Glass Lewis assigning the same grade covering the same issues for those two periods. Despite Glass Lewis’ assertions otherwise, Range shareholders have spoken clearly through two years of voting history that our pay for performance are properly linked. This year Glass Lewis recommended to vote AGAINST item 2 for Range. Glass Lewis cites the same four areas that they believe are deficient.

1. No Performance Formula for Long-Term Incentive Awards

As discussed in the proxy, Range’s Compensation Committee has developed a 20/20 hindsight assessment of comparative performance metrics based on audited financial results of Range and the peer group. Range has a greater percentage of compensation at risk than the peer group which demonstrates a strong alignment with shareholders’ interests. Range’s compensation is based on key performance indicators that measure the actual value created during the year compared to the peers’ actual results. Range’s percentile performance compared to the peer group determines the level of Awards given to management for the year and then those Awards are further subject to time vesting to retain the executives.

In summary, Range’s Long Term Incentive Awards are earned only through superior comparative performance to the peer group. Such Awards are granted based upon quantitative scorecard metrics on a 20/20 hindsight basis of the audited peer group data. Only AFTER the awards are granted, the time vesting of the Awards is applied which takes an additional three years of subsequent service to fully realize the compensation.

2. Lack of Share Ownership Requirements	Glass Lewis claims that since Range does not have an ownership guideline, Range cannot “foster a culture of ownership and further align the long-term interests of executives with those of the shareholders.” Any check-the-box ownership requirement in the peer group is around 5% to 6% of the base salary value for each executive. Ranges executives on average own 63 times the amount of their base salaries with the smallest being 20 times. (There is a whole table devoted to this metric.) Range already has created the culture that Glass Lewis thinks can be created only with a check-the-box approach to stock ownership.

3. Change of Control Provisions

On page 6 Glass Lewis refers to Range’s CIC plan as a single trigger. As explained numerous times, Range’s CIC plan is a “double” trigger. The unvested equity grants are vested on the first trigger. Unlike other companies, the first trigger under Range’s plan is the consummation of an actual CIC event. Therefore, the vesting is not based on a conceptual change but an actual consummated transaction. No cash would be paid unless the executive was terminated in accordance with the plan which would be the second trigger. Since equity and compensation awards are determined on a 20/20 hindsight basis and then the time vesting is applied, the performance for the award has already been earned.

The issue of prorating equity awards to coincide with a CIC was the subject of a shareholder proposal in 2012 which only received 29% of the shareholder votes FOR the proposal with a vast majority of our shareholders voting AGAINST (71% against) the proposal.

4. Tax Gross-Ups

Range’s overall executive compensation is structured so that in the initial years of an officer’s tenure with the Company a tax gross up might occur in a CIC. After a number of years, the SAR awards generate additional taxable income paid by the executive which eliminates any tax gross ups. Mr. Walker has been employed by the Company since 2006 and if a CIC occurred, there would be no tax gross up necessary as shown in the proxy disclosure. If fact, as disclosed in the proxy, none of the Named Officers showed any need for a tax gross up if a CIC occurred. Without the tax gross up to cover the initial risk of a possible CIC, Range would be placed at a significant disadvantage in attracting new executives.

Range believes that our compensation structure accommodates both “schools of thought” covering tax gross ups. The tax gross up is there in the beginning to allow the Company to attract qualified personnel but then becomes moot as the executive establishes their employment with the Company. This allows the shareholders to win in either circumstance.

Range urges you to vote AGAINST Item 4 – Methane Emissions and vote FOR Item 2 – Say on Pay. If I could answer any of your questions or your proxy voting group, please call me at the numbers below.

Sincerely,

Rodney L. Waller

Senior Vice President

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

817.869.4258 direct phone

817.869.9158 fax

817.988.8019 cell

817.265.5025 home

rwaller@rangeresources.com

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